UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 25, 2007

Monarch Casino & Resort, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22088	88-0300760

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 South Virginia Street, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(775) 335-4600

Not applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition

On July 25, 2007, Monarch Casino & Resort, Inc. issued a press release announcing its financial results for the second quarter ended June 30, 2007. A copy of the press release is attached to this Current Report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

99.1 Press Release, dated July 25, 2007, issued by Monarch Casino & Resort, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monarch Casino and Resort, Inc.

Date: July 26, 2007	/s/ Ronald Rowan
Ronald Rowan Chief Financial Officer and Treasurer

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Exhibit 99.1

MONARCH CASINO REPORTS RECORD BREAKING SECOND QUARTER RESULTS

•	Net revenue of $41.6 million
•	Income from operations of $10.1 million
•	EBITDA(1) of $12.1 million
•	Diluted EPS of 36 cents

RENO, NV - July 25, 2007 - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company"), owner of the Atlantis Casino Resort Spa in Reno, Nevada, today announced the highest net revenue, income from operations, EBITDA (1) and diluted EPS for a second quarter.

The Company reported record net revenue for a second quarter of $41.6 million, a 10.5% increase over the second quarter of 2006, and announced that the gross revenue generated by each of its revenue centers also was the highest ever reported for a second quarter. Specifically, casino, food and beverage and hotel operations each drove gross revenue increases over the same quarter of the prior year of 13.6%, 4.3% and 9.0%, respectively. Gross casino revenue of $29.3 was the highest ever reported by the Company for any quarter.

The Company announced quarterly income from operations of $10.1 million, EBITDA(1) of $12.1 million and diluted EPS of 36 cents, each of which also were the highest ever reported for a second quarter. Each of the Company’s revenue centers reported improved operating margins as compared to the second quarter of the prior year while selling, general and administrative expense increased slightly by 1.8% to $12.8 million.

The Company remained debt-free during the quarter and increased its cash balance to $51.4 million as of June 30, 2007, an increase of $14.4 million from the $37.0 million balance at December 31, 2006.

Monarch’s CEO and Co-Chairman John Farahi commented on the Company’s performance: “Our team continues to excel and has delivered another in what has been a long string of record quarters. Total gaming revenues in the Reno market, as reported by the Nevada Gaming Commission, have been slightly lower than in the prior year for eight out of the last ten reported months. We have been able to overcome this market softness by continuing to deliver an experience that engenders loyal patronage from our existing guests and attracts additional guests to the Atlantis.” Mr. Farahi added, “As was previously announced, we broke ground on our latest expansion of the Atlantis in June and expect construction to take approximately twelve months.”

Monarch Casino & Resort, Inc., through its wholly-owned subsidiary, owns and operates the tropically-themed Atlantis Casino Resort Spa in Reno, Nevada. The Atlantis is the closest hotel-casino to, and is directly across the street from, the Reno-Sparks Convention Center. The Atlantis features a Sky Terrace, a unique structure rising approximately 55 feet above street level and spanning 160 feet across Virginia Street with no intermediate support pillars. The Sky Terrace connects the Atlantis to a 16-acre parcel of land owned by the Company, that is compliant with all casino zoning requirements and is suitable and available for future expansion and growth. Currently, the Company uses it as additional paved parking for the Atlantis. The existing Atlantis site offers almost 1,000 guest rooms in three contiguous high-rise hotel towers and a motor lodge. The Atlantis features approximately 51,000 square feet of high-energy casino space with 38 table games and approximately 1,450 slot and video poker machines, a sports book, Keno and a poker room, and offers a variety of dining choices in the form of nine high-quality food outlets.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance and (ii) future expansion plans. The actual results may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Securities and Exchange Commission filings, which are available on the Company's web site.

Contacts: Ron Rowan, CFO at (775) 825-4700 or rrowan@monarchcasino.com
John Farahi, CEO at (775) 825-4700 or JohnFarahi@monarchcasino.com

For additional information visit Monarch's web site at monarchcasino.com.

(1) "EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation and amortization less interest income. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

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Monarch Casino & Resort, Inc.
Condensed Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(UNAUDITED)	( UNAUDITED)	(UNAUDITED)	(UNAUDITED)
Revenues
Casino	$29,277,718	$25,780,512	$54,575,990	$49,904,559
Food and beverage	10,568,173	10,135,342	21,072,388	19,880,159
Hotel	7,027,156	6,445,709	13,855,123	12,479,644
Other	1,285,828	1,304,549	2,474,451	2,394,599
Gross revenues	48,158,875	43,666,112	91,977,952	84,658,961
Less promotional allowances	(6,597,555)	(6,043,336)	(12,635,041)	(11,431,050)
Net revenues	41,561,320	37,622,776	79,342,911	73,227,911
Operating expenses
Casino	9,268,084	8,479,719	17,737,421	16,491,881
Food and beverage	4,866,969	4,700,015	9,835,686	9,490,786
Hotel	2,111,765	2,002,146	4,255,105	4,105,869
Other	377,437	417,830	741,057	732,284
Selling, general and administrative	12,792,008	12,590,426	24,322,811	23,475,677
Depreciation and amortization	2,064,970	2,144,481	4,140,416	4,291,239
Total operating expenses	31,481,233	30,334,617	61,032,496	58,587,736
Income from operations	10,080,087	7,288,159	18,310,415	14,640,175

Other income (expense)
Interest income	473,537	35,975	817,421	36,501
Interest expense	(3,174)	-	(152,274)	(59,444)
Total other income (expense)	470,363	35,975	665,147	(22,943)

Income before income taxes	10,550,450	7,324,134	18,975,562	14,617,232

Provision for income taxes	(3,650,000)	(2,501,902)	(6,580,000)	(5,026,902)

Net income	$6,900,450	$4,822,232	$12,395,562	$9,590,330

Earnings per share of common stock:
Basic	$0.36	$0.25	$0.65	$0.51
Diluted	$0.36	$0.25	$0.64	$0.50

Weighted average number of common
shares and potential common
shares outstanding:
Basic	19,091,756	18,950,687	19,081,173	18,918,321
Diluted	19,366,442	19,282,501	19,345,213	19,268,889

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Monarch Casino & Resort, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2007	2006
ASSETS	(UNAUDITED)
Current assets
Cash	$51,416,738	$36,985,187
Receivables, net	3,625,668	3,268,970
Inventories	1,494,922	1,471,667
Prepaid expenses	3,007,904	2,833,126
Deferred income taxes	1,340,232	965,025
Total current assets	60,885,464	45,523,975

Property and equipment
Land	10,339,530	10,339,530
Land improvements	3,166,107	3,166,107
Buildings	78,955,538	78,955,538
Building improvements	10,435,062	10,435,062
Furniture & equipment	71,637,884	72,708,061
Leasehold improvements	1,346,965	1,346,965
	175,881,086	176,951,263
Less accumulated depreciation and amortization	(88,263,060)	(84,325,578)
	87,618,026	92,625,685
Construction in progress	6,131,220	-
Net property and equipment	93,749,246	92,625,685
Other assets, net	87,235	231,247
Total assets	$154,721,945	$138,380,907

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,617,963	$8,590,669
Construction payable	1,767,610	-
Accrued expenses	9,938,770	9,878,851
Federal income taxes payable	947,056	16,457
Total current liabilities	21,271,399	18,485,977

Deferred income taxes	3,883,614	4,248,614

Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares
authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares
authorized; 19,094,900 shares issued;
19,094,900 outstanding at 6/30/07
19,065,968 outstanding at 12/31/06	190,949	190,726
Additional paid-in capital	24,705,731	23,205,045
Treasury stock, 0 shares at 6/30/07
6,582 shares at 12/31/06, at cost	-	(24,145)
Retained earnings	104,670,252	92,274,690
Total stockholders' equity	129,566,932	115,646,316
Total liability and stockholder's equity	$154,721,945	$138,380,907

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Monarch Casino & Resort, Inc.
Reconciliation of Net Income to EBITDA (1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007 (unaudited)	2006 (unaudited)	2007 (unaudited)	2006 (unaudited)
Net income	$6,900,450	$4,822,232	$12,395,562	$9,590,330
Adjustments
Provision for income taxes	3,650,000	2,501,902	6,580,000	5,026,902
Interest expense	3,174	-	152,274	59,444
Depreciation & amortization	2,064,970	2,144,481	4,140,416	4,291,239
Interest income	(473,537)	(35,975)	(817,421)	(36,501)
EBITDA (1) (unaudited)	$12,145,057	$9,432,640	$22,450,831	$18,931,414

(1) "EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation and amortization less interest income. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.